EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports Strong First Quarter Results

9.5% Increase in FFO Per Diluted Share

$207.2MM of Acquisitions Committed Year-to-Date

Increases 2015 FFO Guidance

SAN DIEGO, April 29, 2015 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the first quarter ended March 31, 2015.

HIGHLIGHTS

  Net income of $4.4 million, or $0.04 per diluted share
  9.5% increase in FFO(1) per diluted share to $0.23 (1Q'15 vs. 1Q'14)
  $99.2 million of grocery-anchored shopping centers acquired during 1Q'15
  $108.0 million of grocery-anchored shopping center acquisitions under contract
  97.0% portfolio leased rate at March 31, 2015 (110 bps increase vs. 3/31/14)
  4.0% increase in same-center cash net operating income (1Q'15 vs. 1Q'14)
  25.4% increase in same-space comparative cash rents on new leases
  31.6% debt-to-total market capitalization ratio at March 31, 2015
  Quarterly cash dividend of $0.17 per share declared

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(1) A reconciliation of GAAP net income to Funds From Operation (FFO) is provided at the end of this press release.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "We are off to a great start in 2015 as we continue to fully capitalize on the strong fundamentals across our portfolio and core West Coast markets. Through our long-standing relationships, we have already secured $207 million in off-market, grocery-anchored shopping center acquisitions. Additionally, we continue to lease space at a record pace, increasing our portfolio leased rate by 110 basis points from a year ago, along with continuing to consistently grow same-center cash NOI and achieving strong same-space rent increases." Tanz also added, "With our accomplishments thus far, together with our ongoing acquisition and leasing activity, we are well-positioned to continue growing our business and achieving our stated objectives for the year."

FINANCIAL SUMMARY

For the three months ended March 31, 2015, net income was $4.4 million, or $0.04 per diluted share, as compared to net income of $3.3 million, or $0.04 per diluted share for the three months ended March 31, 2014. FFO for the first quarter of 2015 was $22.0 million, or $0.23 per diluted share, as compared to $16.6 million in FFO, or $0.21 per diluted share for the first quarter of 2014, representing a 9.5% increase on a per diluted share basis. ROIC reports FFO as a supplemental performance measure in accordance with the definition set forth by the National Association of Real Estate Investment Trusts. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

At March 31, 2015, ROIC had a total market capitalization of approximately $2.6 billion with $824.5 million of debt outstanding, equating to a 31.6% debt-to-total market capitalization ratio. ROIC's debt outstanding was comprised of $93.2 million of mortgage debt and $731.3 million of unsecured debt. At March 31, 2015, ROIC had $238.5 million outstanding on its unsecured credit facility. For the first quarter of 2015, ROIC's interest coverage was 3.6 times.

ACQUISITION SUMMARY

Year-to-date in 2015, ROIC has committed a total of $207.2 million in grocery-anchored shopping center acquisitions, including $99.2 million acquired during the first quarter of 2015 and $108.0 million currently under contract.

Ontario Plaza

In January 2015, ROIC acquired Ontario Plaza for $31.0 million. The shopping center is approximately 150,000 square feet and is anchored by El Super Supermarket, a Southern California-based grocer, and Rite Aid Pharmacy. The property is located in Ontario, California, within the Los Angeles metropolitan area, and is currently 94.3% leased.

Park Oaks Shopping Center

In January 2015, ROIC acquired Park Oaks Shopping Center for $47.7 million. The shopping center is approximately 110,000 square feet and is anchored by Safeway (Vons) Supermarket. The property is located in Thousand Oaks, California, within the Los Angeles metropolitan area and is currently 100% leased.

Winston Manor

In January 2015, ROIC acquired Winston Manor for $20.5 million. The shopping center is approximately 50,000 square feet and is anchored by Grocery Outlet Supermarket, a Northern California-based grocer. The property is located in South San Francisco, California and is currently 100% leased.

Gateway Centre

ROIC has a binding contract to acquire Gateway Centre for $42.5 million. The shopping center is approximately 110,000 square feet and is anchored by Savemart (Lucky) Supermarket and Walgreens. The property is located in San Ramon, California, within the San Francisco metropolitan area, and is currently 94.0% leased.

Iron Horse Plaza

ROIC has a binding contract to acquire Iron Horse Plaza for $42.4 million. The shopping center is approximately 62,000 square feet and is anchored by Lunardi's Markets, a San Francisco-based grocer. The property is located in Danville, California, within the San Francisco metropolitan area, and is currently 100% leased. ROIC expects to fund the acquisition in part with the issuance of $16.4 million in ROIC common equity in the form of operating partnership units, based on a value of $17.25 per unit.

Pinole Vista & Canyon Park

ROIC has a binding contract to acquire key anchor spaces at two of its existing shopping centers for $23.1 million, including the Savemart (Lucky) Supermarket space at its Pinole Vista Shopping Center, totaling approximately 58,500 square feet, and the Albertson's Supermarket leasehold interest at its Canyon Park Shopping Center, totaling approximately 35,500 square feet.

PROPERTY OPERATIONS SUMMARY

For the first quarter of 2015, same-center net operating income (NOI) was $23.3 million, as compared to $22.4 million in same-center NOI for the first quarter of 2014, representing a 4.0% increase. Same-center NOI includes all of the properties owned by ROIC as of January 1, 2014, totaling 53 shopping centers. During the first quarter of 2015, ROIC executed 92 leases, totaling 280,195 square feet, achieving an 12.8% increase in same-space comparative base rent, including 48 new leases, totaling 110,644 square feet, achieving a 25.4% increase in same-space comparative base rent, and 44 renewed leases, totaling 169,551 square feet, achieving a 7.1% increase in base rent. ROIC reports same-center NOI and same-space base rent as a supplemental performance measure. Same-center NOI and same-space base rent are on a cash basis.

CASH DIVIDEND

On March 30, 2015, ROIC distributed a $0.17 per share cash dividend, represents a 6.3% increase as compared to ROIC's previous dividend. On April 29, 2015, ROIC's board of directors declared a cash dividend of $0.17 per share, payable on June 30, 2015 to stockholders of record on June 16, 2015.

2015 FFO GUIDANCE

ROIC currently estimates that FFO for 2015 will be within the range of $0.90 to $0.94 per diluted share, and net income to be within the range of $0.23 to $0.24 per diluted share. The following table provides a reconciliation of GAAP net income to FFO.

	For the year ending December 31, 2015
	Low End	High End

Net Income for period	$23,061	$24,086
Plus:
Depreciation & Amortization	$68,424	$71,465
Funds From Operations (FFO)	$91,485	$95,551

Weighted Average Diluted Shares	101,650	101,650

Earnings per share (diluted)	$0.23	$0.24

FFO per share (diluted)	$0.90	$0.94

ROIC's estimates are based on numerous underlying assumptions. ROIC's management will discuss the company's guidance and underlying assumptions on its April 30, 2015 conference call. ROIC's guidance is a forward-looking statement and is subject to risks and other factors described elsewhere in this press release.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on Thursday, April 30, 2015 at 10:00 a.m. Eastern Time / 7:00 a.m. Pacific Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 9853774. A live webcast will also be available in listen-only mode at http://www.roireit.net/. The conference call will be recorded and available for replay beginning at 1:00 p.m. Eastern Time on April 30, 2015 and will be available until 11:59 p.m. Eastern Time on May 7, 2015. To access the conference call recording, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and use the Conference ID: 9853774. The conference call will also be archived on http://www.roireit.net/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (Nasdaq:ROIC), is a fully-integrated, self-managed real estate investment trust (REIT) that specializes in the acquisition, ownership and management of grocery-anchored shopping centers located in densely-populated, metropolitan markets across the West Coast.  As of March 31, 2015, ROIC owned 64 shopping centers encompassing approximately 7.6 million square feet.  ROIC is the largest publicly-traded, grocery-anchored shopping center REIT focused exclusively on the West Coast.  ROIC is a member of the S&P SmallCap 600 Index and has investment-grade corporate debt ratings from Moody's Investor Services and Standard & Poor's.  Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," "guidance" and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of ROIC to differ materially from future results expressed or implied by such forward-looking statements.   Information regarding such risks and factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K, which is available at: www.roireit.net.

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2015 (unaudited)	December 31, 2014
ASSETS
Real Estate Investments:
Land	$ 578,508	$ 550,078
Building and improvements	1,316,643	1,235,820
	1,895,151	1,785,898
Less: accumulated depreciation	98,813	88,173
Real Estate Investments, net	1,796,338	1,697,725
Cash and cash equivalents	11,683	10,773
Restricted cash	868	514
Tenant and other receivables, net	24,182	23,025
Deposits	500	4,500
Acquired lease intangible assets, net of accumulated amortization	71,905	71,433
Prepaid expenses	1,870	2,454
Deferred charges, net of accumulated amortization	40,093	39,731
Other	1,513	1,541
Total assets	$ 1,948,952	$ 1,851,696

LIABILITIES AND EQUITY
Liabilities:
Credit facility	$ 238,500	$ 156,500
Senior Notes Due 2023	246,258	246,174
Senior Notes Due 2024	246,592	246,521
Mortgage notes payable	93,156	94,183
Acquired lease intangible liabilities, net of accumulated amortization	126,059	118,359
Accounts payable and accrued expenses	20,442	12,173
Tenants' security deposits	4,028	3,961
Other liabilities	13,494	11,043
Total liabilities	988,529	888,914
Commitments and contingencies	—	—

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares authorized; and 93,817,231 and 92,991,333 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	9	9
Additional paid-in-capital	1,022,794	1,013,561
Dividends in excess of earnings	(92,719)	(80,976)
Accumulated other comprehensive loss	(8,348)	(8,882)
Total Retail Opportunity Investments Corp. stockholders' equity	921,736	923,712
Non-controlling interests	38,687	39,070
Total equity	960,423	962,782
Total liabilities and equity	$ 1,948,952	$ 1,851,696

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In thousands, except share data)

	Three Months Ended March 31,
	2015	2014
Revenues
Base rents	$ 35,202	$ 27,537
Recoveries from tenants	9,689	7,614
Other income	231	1,199
Total revenues	45,122	36,350

Operating expenses
Property operating	6,925	6,262
Property taxes	4,732	3,588
Depreciation and amortization	17,634	13,364
General and administrative expenses	2,641	2,561
Acquisition transaction costs	171	218
Other expense	149	217
Total operating expenses	32,252	26,210

Operating income	12,870	10,140
Non-operating income (expenses)
Interest expense and other finance expenses	(8,494)	(6,874)
Net income	4,376	3,266
Net income attributable to non-controlling interests	(176)	(134)
Net Income Attributable to Retail Opportunity Investments Corp.	$ 4,200	$ 3,132
Basic and diluted per share:	$ 0.04	$ 0.04
Dividends per common share	$ 0.17	$ 0.16

CALCULATION OF FUNDS FROM OPERATIONS
(In thousands)

	Three Months Ended March 31,
	2015	2014

Net income attributable to ROIC	$ 4,200	$ 3,132
Plus: Depreciation and amortization	17,634	13,364
Funds from operations – basic	21,834	16,496
Net income attributable to non-controlling interests	176	134
Funds from operations – diluted	$ 22,010	$ 16,630
CONTACT: Ashley Bulot, Investor Relations
         858-255-4913
         abulot@roireit.net